SAMPLE
                           Post-Delivery Lease Notice



Boeing Commercial Airplane Group
P.O. Box 3707
Seattle, Washington  98124-2207

Attention:        Vice President - Contracts
                  Mail Stop 21-34

Ladies and Gentlemen:

In connection with the lease by American Trans Air, Inc. (Lessor) to ___________ (Lessee) of the aircraft identified below, reference is made to Purchase Agreement No. ____ dated as of ________, 20__, between The Boeing Company (Boeing) and Lessor (the Purchase Agreement) under which Lessor purchased certain Boeing Model _______ aircraft, including the aircraft bearing Manufacturer's Serial No.(s) ___________________ (the Aircraft). The Purchase Agreement incorporated by reference Aircraft General Terms Agreement AGTA-AAT
(AGTA).

Capitalized terms used herein without definition will have the same meaning as in the Purchase Agreement.

Lessor has leased the Aircraft, including in that lease the transfer to Lessee of all remaining rights related to the Aircraft under the Purchase Agreement. To accomplish this transfer of rights, as authorized by the provisions of the Purchase Agreement:

(1) Lessor authorizes Lessee to exercise, to the exclusion of Lessor, all rights and powers of Lessor with respect to the remaining rights related to the Aircraft under the Purchase Agreement. This authorization will continue until Boeing receives written notice from Lessor to the contrary, addressed to Vice President - Contracts, Mail Stop 21-34, Boeing Commercial Airplane Group, P.O. Box 3707, Seattle, Washington 98124-2207. Until Boeing receives such notice, Boeing is entitled to deal exclusively with Lessee with respect to the Aircraft under the Purchase Agreement. With respect to the rights and obligations of Lessor under the Purchase Agreement, all actions taken or agreements entered into by Lessee during the period prior to Boeing's receipt of this notice are final and binding on Lessor. Further, any payments made by Boeing as a result of claims made by Lessee will be made to the credit of Lessee.

(2) Lessee accepts the authorization above, acknowledges it has reviewed the Purchase Agreement and agrees to be bound by and comply with all applicable terms and conditions of the Purchase Agreement including, without limitation, the DISCLAIMER AND RELEASE and EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES in
Article 11 of Part 2 of Exhibit C AGTA and the  insurance  provisions in Article
8.2 of the AGTA. Lessee further agrees, upon the written request of Boeing, to promptly execute and deliver such further assurances and documents and take such further action as Boeing may reasonably request in order to obtain the full benefits of Lessee's agreements in this paragraph.

(3) Lessor will remain responsible for any payments due Boeing as a result of obligations relating to the Aircraft incurred by Lessor to Boeing prior to the effective date of this Notice.

We request that Boeing acknowledges receipt of this letter and confirm the transfer of rights set forth above by signing the acknowledgment and forwarding one copy of this letter to each of the undersigned.

Very truly yours,

American Trans Air, Inc.                                Lessee


By                                                      By
     -----------------------------------

Its                                                     Its
     -----------------------------------

Dated                                                   Dated
         -------------------------------


Receipt of the above letter is acknowledged and transfer of rights under the Purchase Agreement with respect to the Aircraft is confirmed, effective as of this date.

THE BOEING COMPANY


By
     -----------------------------------

Its
     -----------------------------------

Dated
         -------------------------------



Aircraft Manufacturer's Serial Number ____________